Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated March 18, 1997, except as to the first paragraph of Note 15 which is as of June 4, 1997 and the second paragraph of Note 15 which is as of November 26, 1997, relating to the consolidated financial statements of Holmes Products Corp., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1996 shown under Item 21(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP

Boston, Massachusetts
January 16, 1998